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                                                                  EXHIBIT 10.56
                         SALES, MARKETING AND BUSINESS
                         MANAGEMENT CONSULTING CONTRACT
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This Agreement is made effective October 1, 2000, by and between Marie Peregrim, an individual with her principal place of business in Franklin Lakes, New Jersey ("Consultant") and IPVoice.com, Inc., a Nevada corporation with its principal place of business in Scottsdale, AZ ("IPVC").

WHEREAS, IPVC desires to obtain Sales and Marketing management consulting services from Consultant throughout Europe (excluding the United Kingdom): and

WHEREAS, Consultant has a background in Sales and Marketing management consulting and is willing to provide such services to IPVC.

THEREFORE, the parties agree as follows:

1. DESCRIPTION OF SERVICES. Consultant will provide Sales and Marketing management consulting services to IPVC.

2. PERFORMANCE OF SERVICES. IPVC shall provide overall direction to Consultant, and Consultant shall determine the manner in which the services are to be performed and the specific hours to be worked by Consultant. IPVC will rely on Consultant to work as many hours as are reasonably necessary to fulfill Consultant's obligations under this agreement. Consultant may employ, at its discretion and with the prior approval of IPVC, professional and other services as are reasonably necessary to fulfill its obligation under this agreement, and no reimbursed for such expenses will be made by IPVoice.

3. PAYMENT. IPVC promptly shall pay consultant restricted common stock to be registered under an S-8 Filing. Consultant agrees to accept shares instead of cash as payment for services, expenses and any commission. Stock will represent at total fee of $273,330 that represents 300,000 shares of common stock at a price of $0.911 per share. This price per share was determined and agreed to by determining the average fair market value of IPVoice.com stock for the 30 days prior to registration date.

4. EXPENSE REIMBURSEMENT. IPVC shall not be responsible for any expenses related to the services, including professional and other fees, at the time such expenses are incurred by Consultant.

5. SUPPORT SERVICES. IPVC shall provide support services to Consultant adequate to permit Consultant to fulfill its obligations under this agreement, including access to its facilities, officers, employees and pertinent company records.

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6. TERM/TERMINATION. Services will be provided at the direction of IPVC for an indefinite term. Either party on thirty days notice to the other may terminate this agreement at any time.

7. RELATIONSHIP OF PARTIES. The parties agree that Consultant is an independent contractor and not an employee with respect to IPVC, and that IPVC has no obligations resulting from this agreement as would arise if consultant were an employee of IPVC.

8. DISCLOSURE. Consultant shall disclose any conflict that would impair its ability to provide the services.

9. EMPLOYEES. The provisions of this agreement shall bind Consultant's employees who perform services under this agreement. If requested, Consultant will provide evidence that such persons are Consultant's employees.

10. INJURIES. Consultant acknowledges its obligation to provide insurance coverage for itself and its employees and that IPVC does not provide workers' compensation coverage for Consultant or its employees.

11. LIABILITY. Consultant and its employees and agents shall not be liable to IPVC or to any person or entity who claims any right through IPVC or due to any relationship with IPVC for any acts or omissions in the provision of services under this agreement, except those that are determined by a fact finder to have resulted from gross negligence or willful misconduct. In addition, IPVC agrees to indemnify and hold harmless Consultant, its employees and agents from all claims, losses, expenses, and fees, including attorney fees and cost that ever may arise from such acts or omissions. Damages shall be limited to actual economic loss and shall not exceed the amount of consulting fees actually paid to Consultant under this agreement.

12. ASSIGNMENT. Consultant's obligations under this agreement may not be assigned without IPVC's prior written consent.

13. CONFIDENTIALITY. Any information received by Consultant while providing services under this agreement concerning the affairs of IPVC that is not otherwise public will be treated by Consultant in full confidence and will not be revealed to any other person. Upon request, Consultant will return all documents in its possession that contain such information.

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14. NOTICES. All notices under this agreement shall be in writing and shall be deemed delivered when delivered in person or deposited in the normal mail, postage prepaid, addressed as follows:

     Barbara S. Will, President and Chief Operating Officer
     IPVoice.com, Inc.
     7585 East Redfield Road, Suite 202
     Scottsdale, AZ 85260

     And

     Marie Peregrim, Telecom Consultant for Europe
     827 Colonial Road
     Franklin Lake, NJ 07417

15. ENTIRE AGREEMENT. This agreement contains the entire agreement of the parties.

16. AMENDMENT. This agreement may be amended only if in writing and signed by both parties.

17. SEVERABILITY. If any provision of this agreement is held to be invalid or unenforceable, the remaining provisions shall continue to be valid and enforceable, and if the provision can be limited so as to become valid and enforceable, it shall be deemed to be so limited.

18. NO WAIVER ON CONTRACTUAL RIGHT. The failure of either party to enforce any provision of this agreement shall not be construed as a waiver or limitation of that party's right subsequently to enforce that or any other provision of this agreement.

19. APPLICABLE LAW, ARBITRATION AND LIMITATIONS. Arizona law shall govern this agreement. The parties to any claim or dispute relating to this agreement or the services provided hereunder shall resolve the dispute first by negotiating the matter in good faith and, failing that, by binding arbitration in Phoenix, Arizona, by the American Arbitration Association under its Commercial Arbitration Rules. Judgment upon an arbitration award may be entered in any court having jurisdiction thereof. The party submitting a claim or dispute to arbitration shall advance the arbitration fees. The losing party shall pay the costs of arbitration, and shall reimburse the advancing party. Submissions to arbitration must occur within one year of the act or omission that gave rise to the claim or dispute, or the matter shall be barred.

IPVoice.com, Inc.                                Consultant

By: /s/ Barbara S. Will                          By: /s/ Marie Peregrim
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    Barbara S. Will, President and Chief         Marie Peregrim, Consultant
    Operating Officer